February 13, 2008

Important Notice Concerning Your Rights Under the
Sterling Financial Corporation 401(k) Retirement Plan

On July 19, 2007, Sterling Financial Corporation (“Sterling”) agreed to merge with and into The PNC Financial Services Group, Inc. (“PNC”). If Sterling’s shareholders approve the merger, you will be able to elect whether to receive cash, PNC common stock, or a combination of the two in exchange for the shares of Sterling common stock that are allocated to your account under the Sterling Financial Corporation 401(k) Retirement Plan (the “401(k) Plan”). This notice describes a “blackout period” that will occur in connection with the merger.

What Is the “Blackout Period”?

The “blackout period” is a period during which you will not be able to transfer any portion of your 401(k) Plan account out of the Sterling common stock investment fund and into any other investment fund in the 401(k) Plan. You also will not be able to make a withdrawal or receive a distribution during the blackout period from any portion of your 401(k) Plan account that is invested in the Sterling common stock investment fund.

The Sterling common stock investment fund is the only investment fund in the 401(k) Plan that will be affected by the blackout period. You will continue to be able to transfer amounts held in any other investment fund in the 401(k) Plan by following the usual fund transfer procedures. You also will be able to make a withdrawal or receive a distribution from any other investment fund in the 401(k) Plan during the blackout period to the same extent that these rights would be available to you at any other time.

Who Is Affected?

You will be affected by the blackout period if any part of your 401(k) Plan account is invested in the Sterling common stock investment fund when the blackout period begins.

When Will The “Blackout Period” Occur?

The blackout period will begin at noon Eastern Standard Time on March 24, 2008. The blackout period is expected to end on April 7, 2008, although it is possible that unanticipated delays could cause the blackout period to last longer. You can determine whether the blackout period has ended by checking the www.my-benefit-info.com website.

Why Is the “Blackout Period” Necessary?

It is necessary to suspend sales of Sterling common stock while elections of merger consideration are processed. The blackout period will allow the 401(k) Plan recordkeeper to determine what form of merger consideration (cash, PNC common stock, or a combination of the two) each participant has elected to receive; to direct the 401(k) Plan trustee to exchange the Sterling common stock held in each participant’s account for the correct form of merger consideration; and to allocate the merger consideration received from PNC to each participant’s account. The blackout period will also allow PNC to collect elections of merger consideration from all Sterling shareholders (including the 401(k) Plan); to adjust the elections (if necessary) as provided in the merger agreement; and to pay the merger consideration to all Sterling shareholders (including the 401(k) Plan).

What Should You Do?

Whether or not you are planning to retire in the near future, you should consider carefully how the blackout period might affect your retirement planning, as well as your overall financial plan. Because you will be unable to transfer amounts out of the Sterling common stock investment fund during the blackout period, it is very important that you review and consider the appropriateness of your investments before the blackout period begins. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

If Sterling’s shareholders vote to approve the merger, any Sterling common stock held in your 401(k) account when the blackout period begins will be exchanged for merger consideration in the form of cash, PNC common stock, or a combination of the two. As explained in the materials describing the merger, regardless of which form of merger consideration you receive, the implied value of the merger consideration will fluctuate with the market price of PNC common stock until the closing date of the merger, which will occur during the blackout period.

What if You Need More Information?

If you have any questions concerning this notice or the blackout period, please contact Suellen Mencer by phone at 717-735-5640, by email at smmencer@sterlingfi.com, or by mail at Sterling Financial Corporation, 1097 Commercial Avenue, P. O. Box 38, East Petersburg, Pennsylvania 17520-0038.